Exhibit 99.1

SAMSON OIL & GAS REQUESTS TRADING HALT

Denver 1700 hours August 18th, 2013, Perth 0700 hours August 19th 2013

Samson Oil & Gas Limited (ASX: SSN; NYSE AMEX: SSN) announced today that, per its request, an immediate Trading Halt of its Ordinary Shares has been issued by the Australian Securities Exchange Limited (“ASX”) commencing Monday 19 August 2013 until Wednesday 21 August 2013 pending the announcement to the market of a capital raising. Samson has also requested the NYSE MKT to order a similar halt to the trading of its American Depositary Shares in the United States pending that announcement, which request is expected to result in a similar halt in the U.S. trading of its ADSs.

About Samson Oil & Gas Limited

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 2,326 million ordinary shares issued and outstanding (including 97,307,525 million options exercisable at AUD 3.8 cents), which would be the equivalent of 116 million ADSs. Accordingly, based on the NYSE MKT closing price of US$0.58 per ADS on August 16th, 2013 the Company has a current market capitalization of approximately US$68.34 million (the options have been valued at an exchange rate of 0.9147). Correspondingly, based on the ASX closing price of A$0.033 for ordinary shares and a closing price of A$0.012 for the 2017 options, on August 16th, 2013, the Company has a current market capitalization of approximately A$77.92 million.

For and on behalf of the board of
SAMSON OIL & GAS LIMITED

For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR Managing Director

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the timing and results of financing activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.